Exhibit 99.1

CoreWeave Closes $2.6 Billion Secured Debt Financing Facility,
Strengthening Market Position as AI Cloud Leader

○Landmark financing will accelerate delivery of services for OpenAI and expand CoreWeave’s high-performance infrastructure footprint
○New facility led by Morgan Stanley and MUFG increases the $25+ billion in total capital commitments to support unprecedented customer demand
○Financing follows recent closing of $1.75 billion Senior Notes Offering
LIVINGSTON, N.J., July 31, 2025 — CoreWeave, Inc. (Nasdaq: CRWV), the AI Hyperscaler™, today announced it has closed a $2.6 billion delayed draw term loan facility (“DDTL 3.0 Facility”), continuing the company’s investment in world-class infrastructure tailored for artificial intelligence. The funding will be used to support the purchase and maintenance of advanced equipment, hardware, and cloud infrastructure systems to deliver services under a long-term agreement with OpenAI.
"We’re proud to partner with leading financial institutions on this landmark transaction that delivers on our commitment to lower our cost of capital,” said Brannin McBee, Chief Development Officer and co-founder of CoreWeave. “This is another step forward in our ability to provide our highly specialized AI cloud platform at massive scale to meet the demands of our innovative clients.”

“CoreWeave is an important partner in OpenAI’s overarching AI infrastructure platform,” said Sarah Friar, CFO of OpenAI. “Scaling advanced AI requires world-class compute infrastructure, and partnering with CoreWeave and leading financial institutions enables us to train more capable models and deliver better experiences to people around the world."

The facility was led by Morgan Stanley and MUFG as joint bookrunners and joint lead arrangers. Goldman Sachs supported the deal as a joint lead arranger. JPMorgan Chase, Wells Fargo, BBVA, Crédit Agricole, SMBC, PNC and Société Générale were also in the syndicate.
The DDTL 3.0 Facility builds on CoreWeave’s sustained momentum over the past 18 months, including over $25 billion raised in total through both equity financing and debt capital commitments. Most recently, on July 28, CoreWeave announced the closing of a $1.75 billion Senior Notes offering.
The new DDTL 3.0 Facility, financed at SOFR +4%, demonstrates CoreWeave’s progress in reducing its cost of capital and enhancing its credit profile. The DDTL 3.0 Facility matures on August 21, 2030, and is secured by substantially all assets of CoreWeave Compute Acquisition Co. VII, LLC.
CoreWeave’s AI cloud platform provides unmatched scale, performance, and reliability. Designed specifically for modern AI applications, CoreWeave delivers GPU-accelerated

Exhibit 99.1
infrastructure with software automation and high availability tailored to enterprise-scale deployments.
About CoreWeave
CoreWeave, the AI Hyperscaler™, delivers a cloud platform of cutting-edge software powering the next wave of AI. The company's technology provides enterprises and leading AI labs with cloud solutions for accelerated computing. Since 2017, CoreWeave has operated a growing footprint of data centers across the US and Europe. CoreWeave was ranked as one of the TIME100 most influential companies and featured on Forbes Cloud 100 ranking in 2024. Learn more at www.coreweave.com.
Media Contact
press@coreweave.com

Investor Relations Contact
investor-relations@coreweave.com

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